EXHIBIT 5.1
[Howard & Howard Attorneys PC Letterhead]
December 14, 2007
Centrue Financial Corporation
122 West Madison Street
Ottawa, Illinois 61350
Re:	Centrue Financial Corporation — Registration of Securities Pursuant to the Executive Deferred Compensation Plan on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Centrue Financial Corporation, a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering up to 92,000 shares of common stock of the Company and up to $2,200,000 in Deferred Compensation Obligations to be issued pursuant to the Centrue Financial Corporation Executive Deferred Compensation Plan (the “Plan”), which Plan was adopted by the Company on December 12, 2007.
     In this connection, we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.
     Based upon the foregoing, it is our opinion that: (1) the shares of common stock of the Company covered by the Registration Statement that are originally issued in accordance with the terms of the Plan and as contemplated in the Registration Statement, will, when so issued, be legally issued, fully paid and nonassessable; and (2) the Deferred Compensation Obligations, when established in accordance with the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, except as enforceability may be abrogated, delayed or limited by applicable bankruptcy laws, insolvency proceedings, and similar laws affecting creditors’ rights generally and by general equitable principles.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

HOWARD & HOWARD ATTORNEYS, P.C.
/s/ Howard & Howard Attorneys, P.C.